Exhibit 23.2

Grant Thornton AG | Postfach 30 10 24 | 40410 Düsseldorf

Next.e.GO Mobile SE	Grant Thornton AG
Mr. Eelco van der Leij	Wirtschaftsprüfungsgesellschaft
Chief Financial Officer	Johannstraße 39
Lilienthalstraße 1	40476 Düsseldorf
52068 Aachen
Germany

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 26, 2023, with respect to the consolidated statement of financial position of Next.e.GO Mobile SE and subsidiaries as of December 31, 2022, and 2021, the related consolidated statements of profit and loss, comprehensive income, changes in equity, and cash flows for each of the two years ended December 31, 2022, and 2021, and the related notes contained in the Registration Statement.

We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton AG

Düsseldorf, Germany

October 25, 2023

Vorstand	WP/StB Prof. Dr. Heike Wieland-Blöse (Sprecherin) | RA/StB Dr. Jan Merzrath | WP/StB Marc A. Sahner
Aufsichtsrat	WP/StB Dipl.-Kfm. Joachim Riese (Vorsitzender) | WP/StB Prof. Dr. Martin Jonas (Stellv. Vorsitzender)
Sitz der Gesellschaft	Düsseldorf | Amtsgericht Düsseldorf HR B 62734 | USt-Ident-Nr. DE 811137269
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Bankverbindung	Deutsche Bank AG Düsseldorf	| IBAN DE45 3007 0010 0549 4380 00	| BIC (SWIFT CODE) DEUTDEDD
	Stadtsparkasse Düsseldorf	| IBAN DE22 3005 0110 0067 0490 31	| BIC (SWIFT CODE) DUSSDEDD
	HypoVereinsbank AG Düsseldorf	| IBAN DE10 3022 0190 0031 7871 57	| BIC (SWIFT CODE) HYVEDEMM414	grantthornton.de